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Filed pursuant to Rule 424(b)(1)
Registration No. 333-179503

PROSPECTUS

10,100,000 Shares

SUMMIT HOTEL PROPERTIES, INC.

Common Stock

        This prospectus relates to up to 10,100,000 shares of our common stock potentially issuable upon redemption of up to 10,100,000 common units of limited partnership interest, or common units, in our operating partnership, Summit Hotel OP, LP. Our wholly owned subsidiary, Summit Hotel GP, LLC, is the sole general partner of our operating partnership.

        On February 14, 2011, we completed our initial public offering and a series of formation transactions in which our operating partnership issued an aggregate of 10,100,000 common units. On that date and as part of the formation transactions, our predecessor, Summit Hotel Properties, LLC, merged into our operating partnership and the membership interests in our predecessor were exchanged for an aggregate of 9,993,992 common units. Also on that date and as part of the formation transactions, certain members of Summit Group of Scottsdale, Arizona LLC, or Summit of Scottsdale, contributed their membership interests to our operating partnership in exchange for an aggregate of 106,008 common units.

        Pursuant to the terms of the First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP, as amended, or the partnership agreement, the holders of the common units issued in the formation transactions, beginning on February 14, 2012, may exercise their right to tender their common units for redemption. Any common units tendered for redemption will be redeemed either for shares of our common stock, on a one-for-one basis, or a cash amount based upon a ten day average of the closing sale price of our common stock on the New York Stock Exchange, or NYSE, as described in the partnership agreement. See "Redemption of Common Units" and "Description of the Partnership Agreement."

        We will not receive any cash proceeds from the issuance of our common stock to the redeeming limited partners. However, we will acquire common units from the redeeming limited partners in exchange for the common stock, which will consequently increase our percentage ownership interest in our operating partnership. Registration of the common stock issuable upon redemption of the common units issued in the formation transactions does not necessarily mean that the holders of those common units will tender them for redemption or that we will redeem those common units by issuing shares of our common stock.

        To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Our common stock currently trades on the NYSE under the symbol "INN." On February 29, 2012, the last reported sale price of our common stock on the NYSE was $9.21 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2012.

        Except where the context suggests otherwise, references in this prospectus to "we," "our," "us," "our company" and "Summit" refer to Summit Hotel Properties, Inc., a Maryland corporation, Summit Hotel OP, LP and their subsidiaries on a consolidated basis. References in this prospectus to "Summit REIT" refer to Summit Hotel Properties, Inc. on a stand-alone basis. Summit Hotel OP, LP is a Delaware limited partnership of which our wholly owned subsidiary, Summit Hotel GP, LLC, is the sole general partner. We refer to Summit Hotel OP, LP as "our operating partnership." References to "you" refer to the holders of the 10,100,000 common units which may be redeemed for shares of our common stock, on a one-for-one basis, or a cash amount based upon a ten day average of the closing sale price of our common stock on the NYSE as described in the partnership agreement.

        You should rely only on the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

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CERTAIN TRADEMARKS USED IN THIS PROSPECTUS

        THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS REGISTERED TRADEMARKS THAT ARE THE EXCLUSIVE PROPERTY OF THEIR RESPECTIVE OWNERS, WHICH ARE COMPANIES OTHER THAN US, INCLUDING: MARRIOTT INTERNATIONAL, INC., OR MARRIOTT; HILTON WORLDWIDE, INC., OR HILTON; INTERCONTINENTAL HOTELS GROUP, OR IHG; HYATT CORPORATION, OR HYATT; COUNTRY INNS & SUITES BY CARLSON, INC., OR CARLSON; STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., OR STARWOOD; AND AMERICINN INTERNATIONAL, LLC, OR AMERICINN. NONE OF THESE TRADEMARK OWNERS, THEIR PARENTS, SUBSIDIARIES OR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MEMBERS, MANAGERS, STOCKHOLDERS, OWNERS, AGENTS OR EMPLOYEES IS AN ISSUER OR UNDERWRITER OF THE SECURITIES BEING OFFERED HEREBY, PLAYS (OR WILL PLAY) ANY ROLE IN THE OFFER OR SALE OF OUR SECURITIES OR HAS ANY RESPONSIBILITY FOR THE CREATION OR CONTENTS OF THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. IN ADDITION, NONE OF THE TRADEMARK OWNERS HAS OR WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER ARISING OUT OF OR RELATED TO THE SALE OR OFFER OF THE SECURITIES BEING OFFERED HEREBY, INCLUDING ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS, PROJECTIONS OR OTHER FINANCIAL INFORMATION OR OTHER INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR OTHERWISE DISSEMINATED IN CONNECTION WITH THE OFFER OR SALE OF THE SECURITIES OFFERED BY THIS PROSPECTUS. YOU MUST UNDERSTAND THAT YOUR SOLE RECOURSE FOR ANY ALLEGED OR ACTUAL IMPROPRIETY RELATING TO THE OFFER AND SALE OF THE SECURITIES AND THE OPERATION OF OUR BUSINESS WILL BE AGAINST US AND IN NO EVENT MAY YOU SEEK TO IMPOSE LIABILITY ARISING FROM OR RELATED TO SUCH ACTIVITY, DIRECTLY OR INDIRECTLY, UPON ANY OF THE TRADEMARK OWNERS.

        WE ARE A PARTY TO A LICENSE AGREEMENT WITH THE SHERATON, LLC THAT ENABLES A THIRD-PARTY HOTEL MANAGEMENT COMPANY ENGAGED BY US TO OPERATE A HOTEL USING THE SERVICE MARK "ALOFT®." NEITHER THE SHERATON, LLC NOR ANY OF ITS AFFILIATES OWNS SUCH HOTEL, IS A PARTICIPANT IN THIS OFFERING, OR HAS PROVIDED OR REVIEWED, OR IS RESPONSIBLE FOR, ANY DISCLOSURES OR OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference in this prospectus, contains forward-looking statements within the meaning of the federal securities laws. These statements include statements about our plans, strategies and prospects and involve known and unknown risks that are difficult to predict. Therefore, our actual results, performance or achievements may differ materially from those expressed in or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "forecast," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. You should not place undue reliance on forward-looking statements. Factors that may cause our actual results to differ materially from our current expectations include, but are not limited to:

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  financing risks, including the risk of leverage and the corresponding risk of default on our mortgage loans and other debt and potential inability to refinance or extend the maturity of existing indebtedness;

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  national, regional and local economic conditions;

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  levels of spending in the business, travel and leisure industries, as well as consumer confidence;

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  declines in occupancy, average daily rate and revenue per available room and other hotel operating metrics;

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  hostilities, including future terrorist attacks, or fear of hostilities that affect travel;

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  financial condition of, and our relationships with, our joint venture partners, third-party property managers, franchisors and hospitality joint venture partners;

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  the degree and nature of our competition;

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  increased interest rates and operating costs;

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  risks associated with potential acquisitions, including the ability to ramp up and stabilize newly acquired hotels with limited or no operating history, and dispositions of hotel properties;

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  availability of and our ability to retain qualified personnel;

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  our failure to maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended, or the Code;

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  changes in our business or investment strategy;

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  availability, terms and deployment of capital;

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  general volatility of the capital markets and the market price of our shares of common stock;

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  environmental uncertainties and risks related to natural disasters;

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  changes in real estate and zoning laws and increases in real property tax rates; and

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  the factors incorporated by reference in this prospectus, including the factors described under the section entitled "Risk Factors" included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the SEC.

        These factors are not necessarily all of the important factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors, many of which are beyond our control, also could harm our results, performance or achievements.

        All forward-looking statements contained in this prospectus, including the information incorporated by reference in this prospectus, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement of which this prospectus is a part can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including the registration statement of which this prospectus is a part, are also available to you on the SEC's website, www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of our common stock registered hereby. This prospectus and any applicable prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

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  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012;

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  our Current Report on Form 8-K, filed with the SEC on February 16, 2012;

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  the description of our common stock included in our Registration Statement on Form 8-A filed with the SEC on February 7, 2011;

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  the description of our 9.25% Series A Cumulative Redeemable Preferred Stock included in our Registration Statement on Form 8-A filed with the SEC on October 24, 2011; and

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  all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering of the underlying securities.

        We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

        To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed in writing to Summit Hotel Properties, Inc., 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105, Attention: Investor Relations.

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SUMMIT HOTEL PROPERTIES, INC.

        We are a self-managed hotel investment company organized to continue and expand the hotel investment business of our predecessor, Summit Hotel Properties, LLC. We focus on acquiring and owning premium-branded limited-service and select-service hotel properties in the upper midscale and upscale segments of the U.S. lodging industry. As of December 31, 2011, we owned 70 hotels with a total of 7,095 guestrooms located in 19 states.

        We were organized as a Maryland corporation on June 30, 2010. We completed our initial public offering, or IPO, and our formation transactions, including the merger of our predecessor into our operating partnership, on February 14, 2011. We intend to elect to be taxed as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2011, upon filing our federal income tax return for that year. We own our hotels and conduct substantially all of our business through our operating partnership. We, through a wholly owned subsidiary, are the sole general partner of our operating partnership. As of December 31, 2011, we owned approximately 73% of the issued and outstanding common units of partnership interest of our operating partnership, including the sole general partnership interest held by the general partner, and all of the issued and outstanding 9.25% Series A Cumulative Redeemable Preferred Units of our operating partnership.

        To qualify as a REIT, we cannot operate or manage our hotels. Instead, other than with respect to one hotel that is owned by a wholly owned subsidiary of Summit TRS, we lease our hotels to our TRS lessees, which are wholly owned, directly or indirectly, by our operating partnership. Our TRS lessees engage third-party hotel management companies to operate and manage our hotels.

        Our principal executive offices are located at 2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105, and our telephone number is (605) 361-9566. Our website is www.shpreit.com. The information contained on, or accessible through, our website is not incorporated by reference into and should not be considered a part of this prospectus.

RISK FACTORS

        An investment in our common stock involves risks. Before tendering your common units for redemption, you should carefully consider the risks related to the redemption of your common units discussed below, as well as the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC under the Exchange Act. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Related to the Redemption of Common Units for Common Stock

You should carefully consider the tax consequences of redeeming your common units.

        The exercise of your right to require the redemption of your common units will likely be treated for federal income tax purposes as a sale of your common units. This sale will be fully taxable to you, and you will be treated as realizing for federal income tax purposes an amount equal to the sum of the cash or the value of the shares of our common stock received upon redemption of your common units, plus the amount of our operating partnership's liabilities considered allocable to the redeemed common units at the time of the redemption. Depending upon your particular circumstances, it is possible that the amount of gain recognized, or even the tax liability resulting from that gain, could exceed the amount of cash and the value of other property, such as the shares of our common stock, received upon the disposition. If our operating partnership chooses to redeem common units by paying cash that is not contributed by Summit REIT, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of operating partnership liabilities allocable to the redeemed common units, exceeded your adjusted basis in all of such common units immediately before the redemption. In addition, if you exercise your right to tender common units for redemption within two years of the date you acquired your common units, you may be treated as having engaged in a "disguised sale" for federal income tax purposes with respect to the transaction in which you initially acquired your common units. See "Material Federal Income Tax Considerations—Tax Consequences of Redemption" for more information on these tax consequences.

The nature of your investment will change upon a redemption of your common units.

        Unless we elect to redeem your common units by issuing shares of our common stock, on a one-for-one basis, you will receive a cash amount based upon a ten day average of the closing sale price of our common stock on the NYSE, as described in the partnership agreement. If we redeem all of your common units for cash, you will no longer have any interest in our operating partnership or us, will not benefit from any subsequent increases in the market price of our common stock and will not receive any future distributions from our operating partnership or us, unless you currently own, or acquire in the future, additional shares of stock or partnership units. If we elect to redeem all of your common units by issuing shares of our common stock, you will become a stockholder of our company rather than a limited partner of our operating partnership. While an investment in our common stock is economically substantially equivalent to an investment in our operating partnership's common units, there are some differences between ownership of common units and common stock. These differences, some of which may be material to you, are discussed in this prospectus under the caption "Comparison of Ownership of Common Units and Common Stock."

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of our common stock to the redeeming limited partners upon redemption of common units. However, we will acquire common units from the redeeming limited partners in exchange for the common stock, which will consequently increase our percentage ownership interest in our operating partnership.

DESCRIPTION OF CAPITAL STOCK

        The following summary of our capital stock is qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share, of which 2,300,000 shares have been classified as 9.25% Series A Cumulative Redeemable Preferred Stock, or Series A Preferred Stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

        As of the date of this prospectus, there were 27,278,000 shares of our common stock issued and outstanding and 2,000,000 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

        Any shares of our common stock issuable pursuant to this prospectus upon redemption of common units will be duly authorized, validly issued, fully paid and non-assessable shares. Subject to the preferential rights of any other class or series of our stock, including our Series A Preferred Stock, and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

        Holders of shares of our common stock have no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Our common stock is traded on the NYSE under the symbol "INN." The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Series A Preferred Stock

        Our Series A Preferred Stock ranks senior to our common stock with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our company. In addition to other preferential rights, each holder of our Series A Preferred Stock is entitled to receive a liquidation preference, which is equal to $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid distributions thereon, before the holders of our common stock receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company. Furthermore, we are generally restricted from declaring or paying any distributions, or setting aside any funds for the payment of distributions, on our common stock or, subject to certain exceptions, redeeming or otherwise acquiring shares of our common stock unless full cumulative distributions on our Series A Preferred Stock have been declared and either paid or set aside for payment in full for all past distribution periods.

        Except to the extent that we have elected to exercise our redemption rights with respect to the Series A Preferred Stock prior with respect to the Series A Preferred Stock to a change of control of our company, upon the occurrence of a change of control, each holder of our Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder into a number of shares of our common stock per share of Series A Preferred Stock to be converted equal to the lesser of: (A) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the conversion date (unless the conversion date is after a distribution record date but prior to the distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum) by (a) the amount of cash consideration per share of common stock, if the consideration to be received in the change of control by the holders of shares of our common stock is solely cash; and (b) the average of the closing prices for shares of our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the change of control, if the consideration to be received in the change of control by the holders of shares of our common stock is other than solely cash; and (B) 5.92417, subject to certain adjustments and subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described in the articles supplementary designating the terms of the Series A Preferred Stock.

        If we have provided a redemption notice with respect to some or all of our Series A Preferred Stock, holders of any Series A Preferred Stock that we have called for redemption will not be permitted to exercise their change of control conversion right in respect of any of their shares of Series A Preferred Stock that have been called for redemption, and any Series A Preferred Stock subsequently called for redemption that has been tendered for conversion will be redeemed on the applicable date of redemption instead of converted. Except as provided above in connection with a change of control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

        Our Series A Preferred Stock is traded on the NYSE under the symbol "INNPrA." The transfer agent and registrar for our Series A Preferred Stock is Wells Fargo Bank, National Association.

Power to Reclassify and Issue Stock

        Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series of our stock, our board of directors is required by the Maryland General Corporation Law, or the MGCL, and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series of our stock. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of the NYSE or any other stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common and Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because our board of directors believes it is at present essential for us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock.

        Our charter also prohibits any person from:

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  beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

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  transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

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  beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

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  beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management companies failing to qualify as an "eligible independent contractor" under the REIT rules.

        Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board of Directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

        Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

        Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Every owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of shares of our capital stock that he or she beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interest of our stockholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by a majority of our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

        Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

        As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (i) the person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to, among other things, (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

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  the corporation's board of directors will be divided into three classes;

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  the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

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  the number of directors may be fixed only by vote of the directors;

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  a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for stockholders to require the calling of a special meeting of stockholders.

        We have elected by a provision in our charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (i) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (ii) vest in our board of directors the exclusive power to fix the number of directors, by vote of a majority of the entire board and (iii) require, unless called by our chairman, our president and chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified. In the future, our board of directors may elect, without stockholder approval, to classify our board of directors or elect to be subject to any of the other provisions of Subtitle 8.

Meetings of Stockholders

        Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, our president and chief executive officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and mail the notice of the special meeting.

Amendments to Our Charter and Bylaws

        Except for certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

        Under the MGCL, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merger or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

        Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution

        Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of our board of directors or (ii) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the meeting, who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

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  supermajority vote and cause requirements for removal of directors;

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  requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

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  provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

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  the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

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  the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

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  the restrictions on ownership and transfer of our stock; and

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  advance notice requirements for director nominations and stockholder proposals.

        Likewise, if the resolution opting out of the business combination provisions of the MGCL was repealed or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Directors' and Officers' Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and

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  was committed in bad faith, or

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  was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

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  any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

REDEMPTION OF COMMON UNITS

        On February 14, 2011, we completed our IPO and a series of formation transactions in which our operating partnership issued an aggregate of 10,100,000 common units. On that date and as part of the formation transactions, our predecessor, Summit Hotel Properties, LLC, merged into our operating partnership and the membership interests in our predecessor held by our predecessor's former members were exchanged for an aggregate of 9,993,992 common units. Also on that date and as part of the formation transactions, the members of Summit of Scottsdale contributed their membership interests in Summit of Scottsdale to our operating partnership in exchange for an aggregate of 106,008 common units.

Redemption Right

        Pursuant to the terms of the partnership agreement, you may exercise your right to tender your common units for redemption. Any common units tendered for redemption will be redeemed in exchange for either (i) shares of our common stock, on a one-for-one basis, or (ii) a cash amount based upon a ten day average of the closing sale price of our common stock on the NYSE, as described in the partnership agreement. Any shares of our common stock issuable pursuant to this prospectus upon redemption of common units will be duly authorized, validly issued, fully paid and non-assessable shares.

        The exercise of your right to tender your common units for redemption likely will be treated for federal income tax purposes as a sale of your common units. Because the specific tax consequences to you will depend upon your specific circumstances and whether Summit REIT or our operating partnership provides the consideration used to effect the redemption, you are strongly urged to consult your own tax advisor regarding the specific federal, state and local tax consequences of tendering your common units for redemption. See "Material Federal Income Tax Considerations—Tax Consequences of Redemption" for more information.

Procedures Relating to Exercise of Redemption Right

        You may exercise your right to tender your common units for redemption by delivering a properly completed and duly executed irrevocable notice of redemption. A letter of transmittal, which will contain the required notice of exercise of redemption right (the "Letter and Notice"), will be mailed to all holders of common units after the effective date of the registration statement of which this prospectus is a part. The Letter and Notice will contain instructions which you must follow if you wish to exercise your right to tender your common units for redemption. You must properly complete and deliver your Letter and Notice to Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., the transfer agent and registrar of the common units and the common stock, at the applicable address shown in the Letter and Notice. The method of delivery of your Letter and Notice and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the Wells Fargo Shareowner Services. If the delivery is by mail, we recommend that you use certified or registered mail with return receipt requested. You should allow sufficient time to assure timely delivery.

        Redeeming limited partners must provide the Letter and Notice to Wells Fargo Shareowner Services at least 60 calendar days before the first business day of each calendar quarter, which is referred to in the partnership agreement as a "specified redemption date." Generally, redemptions will occur only on a specified redemption date. However, with respect to the initial redemption of common units (and only the initial redemption), our operating partnership has waived the notice requirements set forth in the partnership agreement and will reduce the initial required notification period to allow for initial redemptions of common units on April 2, 2012, or the initial redemption date. Accordingly, to have your common units redeemed on the initial redemption date, you must deliver the Letter and Notice to Wells Fargo Shareowner Services no later than 5:00 p.m., Central Time, on March 28, 2012.

        The shortened notice period applies only to the initial redemption. For all other redemptions pursuant to the partnership agreement, you must deliver to Wells Fargo Shareowner Services the Letter and Notice at least 60 calendar days before the specified redemption date.

        All questions as to the validity, form and eligibility of any exercise of your redemption right will be determined by the general partner of our operating partnership or Wells Fargo Shareowner Services and such determination shall be final and binding. The general partner of our operating partnership and Wells Fargo Shareowner Services reserve the right to waive any irregularities or defects in the tender of common units for redemption. A tender of common units for redemption will not be deemed to have been made until all irregularities have been cured or waived. The Letter and Notice is also available upon request from Wells Fargo Shareowner Services by telephone at 1-800-380-1372 or by mail at Wells Fargo Shareowner Services, Corporate Actions Department, P.O. Box 64858, St. Paul, Minnesota 55164-0858.

Other Conditions Relating to Exercise of Redemption Right

        You may not deliver more than two notices of redemption in any calendar year. You may not exercise your right to tender your common units for redemption for less than 1,000 common units, or all of your common units if you hold less than 1,000 common units. If you tender your common units for redemption, you may be required to execute such additional documents as we may reasonably require in connection with the issuance of shares of our common stock upon the redemption of your common units.

        The partnership agreement permits us to delay any specified redemption date for up to 90 calendar days to obtain financing to fund cash payments to redeeming limited partners and for up to 180 calendar days to the extent required for us to cause the registration statement of which this prospectus is a part (or any amendment thereto) to be declared effective by the SEC so that we can issue shares of our common stock to redeeming limited partners. While we have the right to delay redemptions, we have agreed to use commercially reasonable efforts to cause the closing of the redemption of your common units to occur as quickly as reasonably possible.

        Pursuant to the partnership agreement, you have agreed that all common units subject to a notice of redemption will be delivered to us free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims or encumbrances exist or arise with respect to the common units subject to a notice of redemption, we will not be under any obligation to redeem your common units for shares of our common stock or for cash.

        We will not issue shares of our common stock to you upon redemption of your common units if the issuance would:

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  result in any person owning, directly or indirectly, shares of our common stock in excess of the share ownership limit in our charter;

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  result in our being owned by fewer than 100 persons (determined without reference to any rules of attribution);

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  result in our being "closely held" within the meaning of Section 856(h) of the Code;

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  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of ours, the operating partnership's or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

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  cause us to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any hotel management company failing to qualify as an "eligible independent contractor" under the Code; or

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  cause your acquisition of our common stock to be "integrated" with any other distribution of our common stock for purposes of complying with the registration provisions of the Securities Act.

        In addition, the partnership agreement authorizes us to place other appropriate restrictions and conditions on your ability to tender your common units for redemption to ensure that that the issuance of our common stock upon redemption of your common units would not cause our operating partnership to be treated as a "publicly traded partnership" under Section 7704 of the Code.

        If you tender your common units for redemption, you will continue to own all common units subject to any notice of redemption, and be treated as a limited partner of our operating partnership with respect to such common units for all purposes, until such common units have been redeemed in accordance with the partnership agreement. Until your common units have been redeemed in accordance with the partnership agreement, you will have no rights as a stockholder with respect to any shares of our common stock issuable to you upon redemption of your common units.

COMPARISON OF OWNERSHIP OF COMMON UNITS AND COMMON STOCK

        Generally, an investment in our common stock is economically similar to an investment in our operating partnership's common units. Holders of our common stock and holders of our operating partnership's common units generally receive the same distributions per share and unit. Common stockholders and holders of common units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of our operating partnership's common units and ownership of our common stock, some of which may be material to investors.

        The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and material federal income tax considerations. These comparisons are intended to assist you in understanding how your investment may change if your common units are redeemed for shares of our common stock.

        This discussion is summary in nature and does not constitute a complete discussion of these matters. You should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, as well as the documents we incorporate by reference, particularly our charter and bylaws and our operating partnership's partnership agreement, for additional important information about us and our operating partnership.

Form of Organization and Assets Owned

Summit Hotel OP, LP

        Our operating partnership is organized as a Delaware limited partnership, and our wholly owned subsidiary, Summit Hotel GP, LLC, is the sole general partner of our operating partnership. We own our hotels and conduct substantially all of our business through our operating partnership. Our operating partnership's purpose, as set forth in the partnership agreement, is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, provided that it must conduct its business in a manner that allows us to qualify and maintain our qualification as a REIT for federal income tax purposes, unless we cease to qualify as a REIT for reasons other than the conduct of the business of our operating partnership.

Summit Hotel Properties, Inc.

        We are a Maryland corporation. We intend to be taxed as a REIT for federal income tax purposes, commencing with our short taxable year ended December 31, 2011, upon filing our federal income tax return for that year. We intend to qualify and maintain our qualification as a REIT for federal income tax purposes. Our principal assets are our ownership interest in the general partner of our operating partnership and our ownership interests in our operating partnership. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.

Additional Equity Issuances

Summit Hotel OP, LP

        The general partner of our operating partnership is authorized to cause our operating partnership to issue additional partnership units to the partners or to other persons for such consideration and on such terms and conditions as the general partner, it is sole discretion, may deem appropriate. These additional partnership units may include preferred partnership units with terms, provisions and rights that are preferential to those of our operating partnership's common units. If we offer securities and contribute the proceeds from the sale of those securities to our operating partnership, we will receive additional partnership units (or rights, options, warrants or convertible or exchangeable securities of our operating partnership) having parallel designations, preferences and other rights as the securities offered and sold by us.

Summit Hotel Properties, Inc.

        Our board of directors may cause us to issue, in its discretion, additional shares of common stock or additional shares of preferred stock provided that such additional shares do not exceed the authorized number of shares of stock stated in our charter. A majority of our board of directors has the power to amend our charter to increase or decrease the number of authorized shares of our common stock and preferred stock or the number of shares of stock of any class or series without stockholder approval. We will contribute to our operating partnership, in exchange for partnership units in our operating partnership, the net proceeds of additional equity issuances by us.

Management and Control

Summit Hotel OP, LP

        Our wholly owned subsidiary is the sole general partner of our operating partnership. As a result, we have full, complete and exclusive discretion to manage and control the business and assets of our operating partnership, subject to the consent of the limited partners in certain limited circumstances and except as expressly limited in the partnership agreement. We can cause our operating partnership to enter into certain major transactions, including acquisitions, dispositions and refinancings and cause changes in our line of business, capital structure and distribution policies. Upon the occurrence of an event of bankruptcy or dissolution of the general partner, the general partner will be removed automatically; otherwise, the limited partners may not remove the general partner with or without cause. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law.

Summit Hotel Properties, Inc.

        Under our charter and bylaws, our business and affairs are managed under the direction of our board of directors. Our board of directors determines our major policies, including policies and guidelines relating to our acquisitions, leverage, financing, growth, operations, our status as a REIT and distributions to our stockholders. Our board of directors may amend or revise these and other policies and guidelines from time to time without the vote or consent of our stockholders. Accordingly, except for their vote in the election of directors, our stockholders have limited control over changes in our policies.

Duties

Summit Hotel OP, LP

        Under Delaware law, the general partner is subject to the restrictions and liabilities of a partner in a partnership and is accountable to our operating partnership and its partners as a fiduciary and, consequently, must exercise good faith in all of its dealings with respect to partnership affairs. However, under the partnership agreement, the limited partners acknowledge that the general partner is acting for the benefit of our operating partnership, the limited partners and our stockholders collectively and that the general partner is under no obligation to consider the separate interests of the limited partners, including the tax consequences to some or all of the limited partners in deciding whether to cause our operating partnership to take, or decline to take, any actions. For so long as we own a controlling interest in our operating partnership, any conflict between the interests of our stockholders and the interests of the limited partners that the general partner, in its sole and absolute discretion, cannot resolve in a manner not adverse to either our stockholder or the limited partners will be resolved in favor of our stockholders, and the general partner will not be liable to the limited partners for monetary damages for such decisions.

Summit Hotel Properties, Inc.

        Under Maryland law, each of our directors must perform his or her duties in good faith, in a manner that he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who acts in this manner generally will not be liable to us for monetary damages arising from his or her activities.

Limitation of Liability

Summit Hotel OP, LP

        The partnership agreement generally provides that neither the general partner, nor any of its directors, officers, employees or agents will be liable for monetary damages to our operating partnership or any partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission if the general partner acted in good faith.

Summit Hotel Properties, Inc.

        Maryland law permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for monetary damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Indemnification

Summit Hotel OP, LP

        To the extent permitted by applicable law, the partnership agreement provides for the indemnification of the general partner, and its officers, directors, employees, agents and any other persons we may designate, each an indemnitee, from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless: (i) the indemnitee's act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Summit Hotel Properties, Inc.

        Our charter and bylaws provide for indemnification of and advances of expenses to our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor and to any employee or agent of our company or our predecessor. See "Certain Provisions of Our Charter and Bylaws—Limitation of Directors' and Officers' Liability and Indemnification ."

Anti-Takeover Provisions

Summit Hotel OP, LP

        Except in limited circumstances, the general partner of our operating partnership has exclusive and complete responsibility and discretion in our operating partnership's day-to-day management and control. The limited partners may not remove the general partner with our without cause. Under the partnership agreement, the general partner may, in its sole and absolute discretion, prevent a limited partner from transferring his, her or its interest or any rights as a limited partner except in certain limited circumstances. The general partner may exercise this right of approval to deter, delay or preclude attempts by persons to acquire a controlling interest in our operating partnership.

        Under the partnership agreement, neither the general partner nor our company may engage in any merger, consolidation or combination with or into another person, or sale of all or substantially all of the assets of the general partner or our company, in each case which results in a change in control of the general partner or our company, unless at least one of the following conditions is met:

  •
  the transaction has been approved by the limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us, the general partner or any of our subsidiaries);

  •
  as a result of the transaction, all limited partners (other than us, the general partner or any of our subsidiaries) receive, or have the right to receive, for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor (which is 1.0 as the date of this prospectus), multiplied by the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock; or

  •
  the general partner or our company, as applicable, is the surviving entity in the transaction and either our stockholders do not receive cash, securities or other property in the transaction, or all limited partners (other than us, the general partner and any of our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor (which is 1.0 as the date of this prospectus), multiplied by the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock.

Summit Hotel Properties, Inc.

        Provisions of our charter and bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. For more information regarding these provisions of our charter and bylaws, please refer to the sections of this prospectus entitled "Description of Capital Stock—Power to Reclassify and Issue Stock," "—Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common and Preferred Stock," and "—Restrictions on Ownership and Transfer," as well as the information appearing under the heading "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

Voting and Consent Rights Generally

Summit Hotel OP, LP

        Under the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of our operating partnership, including voting or consent rights. However, certain amendments to the partnership agreement, as well as certain transactions, require consent from the limited partners, as set forth under "—Vote Required to Amend the Partnership Agreement and Our Charter and Bylaws" and "—Vote Required to Merge, Consolidate or Sell Assets" below.

Summit Hotel Properties, Inc.

        Each outstanding share of our common stock generally entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of our stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of the votes cast. Our charter permits our board of directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.

Vote Required to Amend the Partnership Agreement or Our Charter and Bylaws

Summit Hotel OP, LP

        Generally, the partnership agreement may be amended by the general partner, without the consent of the limited partners; provided that the following amendments require the consent of the limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us, the general partner or any of our subsidiaries):

  •
  any amendment affecting the operation of the conversion factor (for holders of long term incentive plan units, a class of partnership units issuable by our operating partnership, if any) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

  •
  any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional partnership units pursuant to the partnership agreement;

  •
  any amendment that would alter the operating partnership's allocations of profit and loss to the limited partners, other than with respect to the issuance of additional common units pursuant to the partnership agreement; or

  •
  any amendment that would impose on the limited partners any obligation to make additional capital contributions to the operating partnership.

Summit Hotel Properties, Inc.

        Our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Certain amendments related to the removal of directors and the restrictions on ownership and transfer of our stock must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Vote Required for Dissolution of Summit Hotel OP, LP or Summit Hotel Properties, Inc.

Summit Hotel OP, LP

        Pursuant to the partnership agreement, our operating partnership will continue indefinitely or until sooner dissolved upon:

  •
  the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

  •
  the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

  •
  the redemption of all partnership units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more general partners; or

  •
  an election by us in our capacity as the general partner.

Summit Hotel Properties, Inc.

        Under applicable Maryland law and our charter, our dissolution must be declared advisable by a majority of our board of directors and must be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Vote Required to Merge, Consolidate or Sell Assets

Summit Hotel OP, LP

        The partnership agreement provides that the general partner and our company may not engage in any merger, consolidation or combination with or into any other person or sale of all or substantially all of the assets of the general partner or our company, in each case which results in a change of control of the general partner or our company, unless certain conditions are met. See "—Anti-Takeover Provisions" above. Notwithstanding the requirements discussed above in "—Anti-Takeover Provisions," the general partner and our company may engage in certain mergers, consolidations and sales of assets without a vote of the limited partners if: (i) substantially all of the assets of the successor or surviving entity are contributed to our operating partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed, as determined by the surviving entity in good faith; and (ii) the successor or surviving entity expressly agrees to assume all of the obligations of the general partner and our company under the partnership agreement. The consent of the limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us, the general partner or any of our subsidiaries) is required in the case of any other merger, consolidation or combination of our operating partnership with or into any other person or any other sale of all or substantially all of the assets of our operating partnership.

Summit Hotel Properties, Inc.

        Generally, under Maryland law and our charter, the sale of all or substantially all of our assets or our merger, consolidation or share exchange must be declared advisable by our board of directors, and must be approved by stockholders entitled to cast a majority of the votes entitled to be cast on the matter.

Tax Protection

Summit Hotel OP, LP

        Our operating partnership has entered into tax protection agreements with a limited number of limited partners, including The Summit Group, Inc., which is wholly owned and controlled by our Executive Chairman of the Board, Kerry W. Boekelheide. Under the tax protection agreements, our operating partnership is required to offer the limited partners who are parties to these agreement the opportunity to guarantee debt, or, alternatively, to enter into a deficit restoration obligation in a manner intended to provide an allocation of our operating partnership's liabilities to those limited partners for federal income tax purposes. If our operating partnership fails to offer the limited partners who are parties to the tax protection agreements the opportunity to guarantee debt or to enter into a deficit restoration obligation, our operating partnership will be required to deliver to each limited partner entitled to tax protection who was not offered the opportunity to guarantee debt or enter into a deficit restoration obligation a cash payment intended to approximately compensate for the tax liability resulting from our operating partnership's failure to make these opportunities available. The tax protection agreements apply until the earlier of (i) the date the limited partner entitled to tax protection (or its successor) has disposed of all of the common units received in the formation transactions or (ii) February 14, 2021.

Summit Hotel Properties, Inc.

        Our common stockholders are not granted any tax protection.

Compensation, Fees and Distributions

Summit Hotel OP, LP

        We do not receive any compensation for our services as general partner of our operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, our operating partnership reimburses us for all expenses incurred relating to our ongoing operations, including compensation expense, and any issuance of additional partnership interests.

Summit Hotel Properties, Inc.

        Our executive officers receive compensation for their services. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors. Each of our non-employee directors receives an annual cash retainer of $50,000 for services as a director. An additional annual cash retainer of $12,500 is paid to the chair of our audit committee. An additional annual cash retainer of $10,000 is paid to the chair of our compensation committee. An additional cash retainer of $7,500 is paid to the chair of our nominating and corporate governance committee. We also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance at in-person board and committee meetings.

        Upon completion of our initial public offering, each of our non-employee directors received 1,000 shares of our common stock. Effective on the date of each annual meeting of stockholders, beginning with the 2012 annual meeting, each of our non-employee directors who will continue to serve on our board of directors will receive an annual grant of shares of our common stock having an aggregate value of $15,000 (based upon the volume-weighted average closing market price of our common stock on the NYSE for the ten trading days preceding the date of grant).

Liability of Limited Partners and Stockholders

Summit Hotel OP, LP

        Under applicable Delaware law, a limited partner generally is not liable for the obligations of our operating partnership, unless the limited partner is also a general partner or, in addition to the exercise of the limited partner's rights and powers as a limited partner, the limited partner takes part in the control of the business. The liability of the limited partners for debts and obligations is generally limited to the amount of their current investment in our operating partnership, measured as an amount equal to their respective capital account balances. Under the partnership agreement, limited partners have no liability except as expressly provided for therein or under Delaware law.

Summit Hotel Properties, Inc.

        Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Liquidity

Summit Hotel OP, LP

        Our operating partnership's common units are not registered or qualified for trading on any securities exchange or over-the-counter market, and we do not intend to register or qualify the common units for such trading. Pursuant to the partnership agreement, limited partners may not transfer their common units without the prior consent of the general partner, subject to certain limited exceptions. In connection with any proposed transfer, a limited partner and the proposed transferee of the limited partner's common units will be required to deliver to the general partner such opinions, certificates and other documents as the general partner may request in connection with the proposed transfer. Any transfer of common units by a limited partner in violation of the partnership agreement will be void ab initio and ineffectual and will not be binding upon, or recognized by, the general partner or our operating partnership. Generally, the general partner will withhold its consent to a proposed transfer of common units if the proposed transfer would:

  •
  require the registration of the common units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards);

  •
  result in our operating partnership being treated as an association taxable as a corporation other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code;

  •
  adversely affect the ability of our company to qualify or continue to qualify as a REIT or subject our company to any additional taxes under Section 857 or Section 4981 of the Code;

  •
  cause our common units to be treated as readily tradable on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code; or

  •
  cause our operating partnership to fail to satisfy the 90% qualifying income test described in Section 7704(c) of the Code.

Summit Hotel Properties, Inc.

        Our common stock is listed on the NYSE. The shares of our common stock issuable pursuant to this prospectus to redeeming limited partners will be freely transferable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, except for any shares issued to our "affiliates," as that term is defined in Rule 144 under the Securities Act. The shares of our common stock issuable to our affiliates upon redemption of their common units will be, if and when issued, "restricted securities" within the meaning of Rule 144 under the Securities Act.

Taxes

Summit Hotel OP, LP

        We are the tax matters partner of our operating partnership and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership. Our operating partnership itself is not required to pay federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to "passive activity" limitations. Under the "passive activity" rules, partners generally can offset income and loss that is considered "passive" against income and loss from other investments that constitute "passive activities." If our operating partnership were classified as a publicly traded partnership under the Code, any losses or deductions allocable to common units could be used only against gains or income of our operating partnership and could not be used to offset passive income from other passive activities. Similarly, any operating partnership income or gain allocable to a holder of common units could not be offset with losses from other passive activities of the holder. For a more detailed discussion of the operating partnership's possible classification as a publicly traded partnership, see "—Material Federal Income Tax Considerations—Other Tax Consequences—Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnership—Classification as Partnerships." Partnership cash distributions generally are not taxable to a holder of units except to the extent they exceed the holder's basis in its partnership interest, which will include such holder's allocable share of the debt of the partnership. Holders of partnership units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

Summit Hotel Properties, Inc.

        As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as "qualified dividend income" for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a stockholder's adjusted basis in his, her or its common stock, with the excess taxed as capital gain. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material federal income tax considerations that you, as a redeeming common unitholder and subsequent holder of our common stock, may consider relevant in connection with the acquisition, ownership and disposition of our common stock. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our common units and common stock in light of their personal investment or tax circumstances, or to certain types of holders of our common units and common stock that are subject to special treatment under the federal income tax laws, such as:

  •
  insurance companies;

  •
  tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Stockholders" below);

  •
  financial institutions or broker-dealers;

  •
  non-U.S. individuals, partnerships and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Stockholders" below);

  •
  U.S. expatriates;

  •
  persons who mark-to-market our common units or common stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  regulated investment companies and REITs;

  •
  trusts and estates;

  •
  holders who receive or received our common units or common stock through the exercise of employee share options or otherwise as compensation;

  •
  persons holding our common units or common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code; and

  •
  persons holding our common units or common stock through a partnership or similar pass-through entity.

        This summary assumes that holders of our common units and common stock hold our common units and common stock as capital assets for federal income tax purposes, which generally means property held for investment.

        The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning the tax consequences of exercising your right to tender your common units for redemption or our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE TAX CONSEQUENCES OF EXERCISING YOUR RIGHT TO TENDER YOUR COMMON UNITS FOR REDEMPTION, THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH REDEMPTION, ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences of Redemption

        The following discussion summarizes certain federal income tax considerations that may be relevant if you exercise your right to tender your common units for redemption. If you exercise your right to tender your common units for redemption, the partnership agreement provides that our operating partnership may redeem those common units for cash. Alternatively, our operating partnership may elect to cause Summit REIT to purchase directly from you some or all of the common units submitted for redemption. In that event, Summit REIT will purchase the applicable common units for cash or common stock. As explained below, the federal income tax consequences of your exercise of your right to tender your common units for redemption will depend, in part, on whether our operating partnership redeems those common units for cash or Summit REIT purchases directly from you those common units for cash or common stock. Because the specific tax consequences to you will depend on your specific circumstances, you are strongly urged to consult your own tax advisor regarding the specific federal, state and local tax consequences of tendering your common units for redemption.

        Tax Treatment of Redemption of Units.    If Summit REIT purchases common units tendered by you for redemption, the partnership agreement provides that the redemption will be treated by Summit REIT, our operating partnership and you as a sale of the common units by you to Summit REIT. In that event, such sale will be fully taxable to you and you will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the common stock received in connection with the redemption plus the amount of operating partnership liabilities allocable to your redeemed common units at the time of the redemption. If our operating partnership instead decides to redeem common units submitted for redemption for cash that we contribute to our operating partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such common units in a fully taxable transaction, although the matter is not free from doubt. In that event, you would be treated as realizing an amount equal to the sum of the cash plus the amount of any of operating partnership liabilities allocable to the redeemed common units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below. See "—Tax Treatment of Disposition of Common Units Generally."

        If our operating partnership chooses to redeem common units by paying cash that is not contributed by Summit REIT, the tax consequences would be the same as described in the previous paragraph, except that if our operating partnership redeems less than all of the common units held by you, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash received in connection with the redemption plus the amount of any operating partnership liabilities allocable to the redeemed common units exceeded your adjusted basis in all of such common units immediately before the redemption.

        The discussion above assumes that the redemption of your common units is not treated as part of a "disguised sale" at the time of our formation transactions. For a discussion of the risk that the exercise of your redemption right could be treated as a "disguised sale" at the time of our formation transactions, see "—Potential Application of Disguised Sale Treatment of a Redemption of Common Units."

        Tax Treatment of Disposition of Common Units Generally.    If a common unit is redeemed in a manner that is treated as a sale of the common unit, or you otherwise dispose of a common unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such common unit. Upon the sale of a common unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received plus the amount of any operating partnership liabilities allocable to the common unit sold. To the extent that the amount realized exceeds your basis in the common unit disposed of, you will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property received upon such disposition.

        Except as described below, any gain recognized upon a sale or other disposition of common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a common unit that is attributable to your share of the "unrealized receivables" of our operating partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in our operating partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if our operating partnership had sold its assets at their fair market value at the time of the transfer of a common unit. In addition, a portion of the gain recognized on a sale or other disposition of common units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our "section 1250 property," or depreciable real property.

        Potential Disguised Sale Treatment of a Redemption of Common Units.    There is a risk that a redemption of common units may result in your having been considered to have engaged in a "disguised sale" at the time of our formation transactions.

        Common Units Received in the Merger with our Predecessor.    If you acquired your common units in the merger of our operating partnership with our predecessor, the redemption of your common units within two years of the formation transactions could cause you to be treated as having engaged in a "disguised sale" of your membership interests in our predecessor at the time of the formation transactions (i.e., the transfer of cash by Summit REIT to our operating partnership in connection with the formation transactions and the distribution of cash to you in connection with the redemption of your common units could be treated as a sale of your membership interests in our predecessor to Summit REIT at the time of the formation transactions). The Department of Treasury proposed regulations addressing what types of transactions are treated as "disguised sales" of equity interests treated as partnership interests (such as membership interests in our predecessor), but those proposed regulations were subsequently withdrawn, and there is limited case law or other authorities addressing this issue. Summit REIT and our operating partnership intend to take the position that the exercise of the right to tender common units by a former member of our predecessor will not result in a disguised sale of your membership interests in our predecessor to Summit REIT at the time of the formation transactions. There can be no guarantee, however, that the IRS would not successfully challenge this position, in which case you would be treated as having sold all or part of your membership interests in our predecessor to Summit REIT as of the time of our formation transactions. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

        Common Units Received in Exchange for Membership Interests in Summit of Scottsdale.    If you acquired your common units in exchange for membership interests in Summit of Scottsdale and exercise your right to tender your common units for redemption, you could be treated as having engaged in a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If a partner takes the position that money or other consideration transferred by a partnership to a partner within two years of the partner's contribution of the property to the partnership is not a disguised sale, the partner is required by the Disguised Sale Regulations to disclose that position to the IRS on its federal income tax return. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration from a partnership to a partner and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

        Accordingly, if a common unit is redeemed by our operating partnership, the IRS could contend that the Disguised Sale Regulations apply because you will receive cash subsequent to your previous contribution of membership interests in Summit of Scottsdale. If the IRS were to make successfully such an assertion, the contribution of the membership interests in Summit of Scottsdale in connection with our formation transactions could be taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

Taxation of Our Company

        We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ended December 31, 2011 upon filing our federal income tax return for that year. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the holders of its common stock. These laws are highly technical and complex.

        In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT commencing with our short taxable year ended on December 31, 2011, and our current and proposed method of operations will enable us to continue to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2012 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS, or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP's opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

  •
  We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We may be subject to the "alternative minimum tax" on any items of tax preference including any deductions of net operating losses.

  •
  We will pay income tax at the highest corporate rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure or after a default on a lease of the property ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

  •
  If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the sum of (A) the amount we actually distributed plus (B) retained amounts on which corporate-level tax was paid by us.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm's-length basis.

  •
  If we fail any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of such assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 35%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

  •
  the amount of gain that we recognize at the time of the sale or disposition, and

  •
  the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Recordkeeping Requirements."

  •
  The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

        In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

        A REIT is a corporation, trust or association that meets each of the following requirements:

  1.
  It is managed by one or more directors or trustees.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

  9.
  It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

        We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2012 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set apart or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the Code, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        Our charter provides restrictions regarding the transfer and ownership of our stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer." We believe that we have issued sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 described above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, our qualification as a REIT may terminate.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see "—Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        Taxable REIT Subsidiaries.    A REIT may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person under a franchise, license, or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, unless such rights are provided to an "eligible independent contractor" (as defined below under "—Gross Income Tests—Rents from Real Property") to operate or manage a lodging facility or health care facility and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. Additionally, a TRS that employs individuals working at a qualified lodging facility located outside the United States will not be considered to operate or manage a qualified lodging facility as long as an "eligible independent contractor" is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract.

        We are not treated as holding the assets of a TRS or as receiving any income that the subsidiary earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as dividend income to the extent of the TRS's current and accumulated earnings and profits. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We have formed two TRSs, Summit TRS and Summit TRS II, whose wholly owned subsidiaries are the lessees of our hotel properties, other than one hotel, which is owned by a wholly owned subsidiary of Summit TRS. We will not be able to use income and gain recognized by Summit TRS to offset losses recognized by Summit TRS II, and vice versa, which may result in a higher tax liability than would be the case if all of our hotel properties were leased by TRS lessees of the same TRS. To reduce the risk of incurring a prohibited transaction tax, we may transfer some or all of our predecessor's parcels of undeveloped land to one of our TRSs.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets; and

  •
  income derived from the temporary investment in stock and debt investments purchased with the proceeds from the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from "hedging transactions" that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both of the gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See "—Foreign Currency Gain" below. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

        Rents from Real Property.    Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. If the tenant is a TRS and the property is a "qualified lodging facility," such TRS may not directly or indirectly operate or manage such property. Instead, the property must be operated on behalf of the TRS by a person who qualifies as an "independent contractor" and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the TRS (such operator, an "eligible independent contractor").

  •
  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

  •
  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than certain customary services provided to tenants through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the leased properties. We need not provide services through an "independent contractor" or a TRS, but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of services not described in the prior sentence to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

        Other than with respect to one of our hotel properties, which is owned by a wholly owned subsidiary of Summit TRS, our TRS lessees lease from our operating partnership and its subsidiaries the land (or leasehold interest), buildings, improvements, furnishings and equipment comprising our hotel properties. In order for the rent paid under the leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  •
  the intent of the parties;

  •
  the form of the agreement;

  •
  the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  •
  the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

        In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

        We believe that our leases are structured so that they qualify as true leases for federal income tax purposes. Our belief is based on the following with respect to each lease:

  •
  our operating partnership and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

  •
  the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

  •
  the lessee bears the cost of, and is responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and dictates through hotel managers that are eligible independent contractors, who work for the lessee during the terms of the lease, how the hotels are operated and maintained;

  •
  the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than real estate and personal property taxes and the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

  •
  the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

  •
  in the event of damage or destruction to a hotel, the lessee is at economic risk because it bears the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

  •
  the lessee generally indemnifies the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (i) injury to persons or damage to property occurring at the hotels or (ii) the lessee's use, management, maintenance or repair of the hotels;

  •
  the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

  •
  the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

  •
  each lease that we have entered into, at the time we entered into it (or at any time that any such lease is subsequently renewed or extended) enables the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

  •
  upon termination of each lease, the applicable hotel is expected to have a substantial remaining useful life and substantial remaining fair market value.

        We expect that the leases we enter into in the future with our TRS lessees will have similar features.

        Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes. If our leases are characterized as service contracts or partnership agreements, rather than as true leases, or disregarded altogether for tax purposes, part or all of the payments that our operating partnership and its subsidiaries receive from the TRS lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, we would not be able to satisfy either the

75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below under "—Failure to Satisfy Gross Income Tests."

        As described above, in order for the rent that we receive to constitute "rents from real property," several other requirements must be satisfied. One requirement is that percentage rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the percentage leases are entered into;

  •
  are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

  •
  conform with normal business practice.

        More generally, percentage rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits.

        Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any lessee (a "related party tenant"), other than a TRS. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Other than with respect to one hotel that is owned by a wholly owned subsidiary of Summit TRS, we anticipate that all of our hotels will be leased to TRS lessees. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date.

        As described above, we may own up to 100% of the capital stock of one or more TRSs. A TRS is a fully taxable corporation that generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a TRS may not directly or indirectly operate or manage any lodging facilities or health care facilities or provide rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an "eligible independent contractor" to operate or manage a lodging or health care facility if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit, or similar instrument enabling it to do so. Additionally, a TRS that employs individuals working at a qualified lodging facility outside the United States will not be considered to operate or manage a qualified lodging facility located outside of the United States, as long as an "eligible independent contractor" is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. However, rent that we receive from a TRS with respect to any property will qualify as "rents from real property" as long as the property is a "qualified lodging facility" and such property is operated on behalf of the TRS by a person from whom we derive no income who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our stock, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating "qualified lodging facilities" for any person unrelated to us and the TRS lessee (an "eligible independent contractor"). A "qualified lodging facility" is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A "qualified lodging facility" includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

        Other than with respect to one hotel property that is owned by a wholly owned subsidiary of Summit TRS and operated by Courtyard Management Corporation, an eligible independent contractor, on its behalf, our TRS lessees lease our hotel properties, which we believe constitute qualified lodging facilities. Our TRS lessees engaged Interstate Management Company, LLC, Noble Management Group, LLC, and an affiliate of Intercontinental Hotels Group to operate our hotels on behalf of the TRS lessees. We believe that each of those entities qualifies as an "eligible independent contractor." Our TRS lessees may engage other hotel managers in the future. Our TRS lessees will only engage hotel managers that qualify as "eligible independent contractors."

        Third, the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the "personal property ratio"). To comply with this limitation, a TRS lessee may acquire furnishings, equipment and other personal property. We believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other nonqualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT qualification.

        Fourth, we generally cannot furnish or render services to the tenants of our hotels, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Furthermore, our TRSs may provide customary and noncustomary services to our tenants without tainting our rental income from such properties. However, we need not provide services through an "independent contractor" or TRS but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services does not exceed 1% of our income from the related property. We will not perform any services other than customary ones for our lessees, unless such services are provided through independent contractors or TRSs or would not otherwise jeopardize our tax status as a REIT.

        If a portion of the rent that we receive from a hotel does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular hotel does not qualify as "rents from real property" because either (i) the percentage rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs or (iii) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as "rents from real property." In that case, we might lose our REIT qualification because we might be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees will be required to pay certain additional charges. To the extent that such additional charges represent either (i) reimbursements of amounts that we are obligated to pay to third parties, such as a lessee's proportionate share of a property's operational or capital expenses, or (ii) penalties for nonpayment or late payment of such amounts, such charges should qualify as "rents from real property." However, to the extent that such charges do not qualify as "rents from real property," they instead may be treated as interest that qualifies for the 95% gross income test, but not the 75% gross income test, or they may be treated as nonqualifying income for purposes of both gross income tests. We believe that we have structured our leases in a manner that will enable us to satisfy the REIT gross income tests.

        Interest.    The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

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  an amount that is based on a fixed percentage or percentages of receipts or sales; and

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  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        We may selectively invest in mortgage debt when we believe our investment will allow us to acquire control of the related real estate. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        We may also selectively invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we will acquire typically will not meet all of the requirements for reliance on this safe harbor. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the gross income and asset tests.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

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  the REIT has held the property for not less than two years;

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  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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  either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

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  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

        We will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates. To reduce the risk of incurring a prohibited transaction tax, we may transfer some or all of our predecessor's parcels of undeveloped land to one of our TRSs.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any net income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        Hedging Transactions.    From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A "hedging transaction" means either (i) any transaction entered into in the normal course of our or our operating partnership's trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

        Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

        Failure to Satisfy Gross Income Tests.    We may have gross income that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

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  U.S. government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgage loans secured by real property;

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  stock in other REITs; and

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets, or the 5% asset test.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities, or the 10% vote or value test.

        Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

        For purposes of the 5% asset test and the 10% vote or value test, the term "securities" does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

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  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1.0 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

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  Any loan to an individual or an estate;

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  Any "section 467 rental agreement," other than an agreement with a related party tenant;

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  Any obligation to pay "rents from real property";

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  Certain securities issued by governmental entities;

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  Any security issued by a REIT;

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

        As described above, we may selectively invest from time to time in mortgage debt and mezzanine loans. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT's treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (ii) the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the 75% asset test when the loan subsequently increases in value. Thus, no assurance can be provided that the IRS will not challenge our treatment of such loan as a real estate asset. We intend to invest in mortgage debt in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

        Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus, no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mezzanine loans in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

        We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

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  we satisfied the asset tests at the end of the preceding calendar quarter; and

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  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        If we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10.0 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) we file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

        We believe that the assets that we hold satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

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  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss; and

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  90% of our after-tax net income, if any, from foreclosure property, minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income."

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

  •
  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

        We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized net capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

        We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests (for which the cure provisions are described above), we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of 15% through 2012 on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        As used herein, the term "U.S. stockholder" means a holder of shares of our common stock that for federal income tax purposes is:

  •
  a citizen or resident of the United States;

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  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

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  an estate whose income is subject to federal income taxation regardless of its source; or

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  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends. Our dividends will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for "qualified dividend income." The maximum tax rate for qualified dividend income received by U.S. stockholders taxed at individual rates is 15% through 2012. The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 35%. Qualified dividend income generally includes dividends paid to U.S. stockholders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see "—Taxation of Our Company" above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRS lessees, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend with respect to the relevant distribution.

        A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's stock. Instead, the distribution will reduce the adjusted basis of such shares of stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax. The Medicare tax will apply to, among other things, dividends and other income derived from certain trades or business and net gains from the sale or other disposition of property subject to certain exceptions. Our dividends generally will be subject to the Medicare tax.

Taxation of U.S. Stockholders on the Disposition of Common Stock

        A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the U.S. stockholder purchases other stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate, absent additional congressional action, will apply until December 31, 2012). The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2012. Absent additional congressional action, that rate will increase to 20% for sales and exchanges of such assets occurring after December 31, 2012. The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. For taxable years beginning after December 31, 2012, certain U.S. stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on net gains from the sale or other disposition of property, such as our common stock, subject to certain exceptions.

        With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our stock; or

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  a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

        The term "non-U.S. stockholder" means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest," or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (conducted through a U.S. permanent establishment, where applicable), the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. Except with respect to certain distributions attributable to the sale of USRPIs described below, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits. We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

        For taxable years beginning after December 31, 2013, certain non-U.S. stockholders will be subject to U.S. withholding tax at a rate of 30% on dividends paid on our common stock, if certain disclosure requirements related to U.S. ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a rate of 30% will be imposed, for taxable years beginning after December 31, 2014, on proceeds from the sale of common stock received by certain non-U.S. stockholders. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such distributions and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction.

        For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in

Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in certain corporations at least 50% of whose assets consist of USRPIs. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We would be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

        However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe our common stock is regularly traded on an established securities market in the United States. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. stockholder disposes of shares of our common stock during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

        Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder's proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

        Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT's assets are USRPIs, then the REIT will be a United States real property holding corporation. We believe that we are and will continue to be a United States real property holding corporation based on our investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA is available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells shares of our common stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  our common stock is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

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  the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

        As noted above, we believe our common stock is regularly traded on an established securities market.

        If the gain on the sale of our shares of common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

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  the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Information Reporting Requirements and Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

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  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. U.S. stockholders that hold our stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends paid after December 31, 2013 and proceeds of sale of our stock paid after December 31, 2014 if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders are urged consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

        Substantially all of our investments are owned indirectly through our operating partnership, which owns the hotel properties either directly or through certain subsidiaries. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        Classification as Partnerships.    We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

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  is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

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  is not a "publicly traded" partnership.

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

        Hunton & Williams LLP is of the opinion that our operating partnership will be treated as a partnership, and not an association or publicly traded partnership taxable as a corporation, for federal income tax purposes. Investors should be aware, however, that advice of counsel is not binding upon the IRS, or any court. Therefore, no assurances can be given that our operating partnership will be treated as a partnership for federal income tax purposes. A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. There is a risk that the right of a holder of common units in our operating partnership to redeem the units for our common stock could cause the common units to be considered readily tradable on the substantial equivalent of a secondary market. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "private placement exception"), interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable years. Pursuant to another safe harbor (the "limited trading exception"), interests in a partnership will not be treated as readily traded on a secondary market or a substantial equivalent thereof if the sum of the percentage interests in the partnership capital or profits transferred during the taxable year of the partnership does not exceed two percent of the total interests in the partnership capital or profits, excluding certain "private transfers" and transfers made under certain redemption or repurchase agreements.

        For tax purposes, our operating partnership is treated as a continuation of our predecessor, which merged into our operating partnership in connection with our IPO. We believe our predecessor qualified for the limited trading exception in each of its prior taxable years, but has not qualified for the 90% passive income exception because its income primarily arose from the active business of operating hotels. During its 2011 taxable year, we anticipate that our operating partnership will qualify for the limited trading exception unless the IRS successfully contends that the payment of certain accrued and unpaid priority distributions on our predecessor's Class A and Class A-1 membership interests in connection with the formation transactions is recharacterized as a "disguised sale" for federal income tax purposes. Although we have been advised by counsel that the payment of the accrued and unpaid priority returns in connection with the formation transactions should not be a "disguised sale," no assurance can be given that the IRS will not successfully challenge that position, in which case we would not satisfy the limited trading exceptions. If treated as a publicly traded partnership, our operating partnership will not qualify for the 90% passive income exception during its 2011 taxable year because of the active hotel business income our predecessor earned in 2011 prior to the closing of our IPO. However, during our operating partnership's 2011 taxable year, no common unit holder was eligible to redeem common units for cash or, at our election, our common stock. Accordingly, even if our operating partnership did not qualify for the limited trading exception, we believe that our operating partnership was not treated as a publicly traded partnership during its 2011 taxable year because interests in our operating partnership were not readily tradable on a secondary market or the substantial equivalent thereof. Because we believe that our predecessor has not been classified as a publicly traded partnership in prior taxable years and our operating partnership was not classified as a publicly traded partnership during its 2011 taxable year, we believe that the 90% passive income exception will be available to prevent our operating partnership from being taxed as a corporation should it be classified as a publicly traded partnership in 2012 and future taxable years. For those taxable years, we believe that our operating partnership will have sufficient qualifying rental income to satisfy the 90% passive income exception and may qualify for the limited trading exception in certain years. We expect that any other Partnership that we form in the future will qualify for the private placement exception.

        We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT unless we qualified for certain relief provisions, because the value of our ownership interest in our operating partnership exceeds 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation. See "—Gross Income Tests" and "—Asset Tests." In addition, any change in our operating partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Distribution Requirements." Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, our operating partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership's taxable income.

Income Taxation of Partnerships and their Partners

        Partners, Not the Partnerships, Subject to Tax.    A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

        Tax Allocations With Respect to Our Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. When cash is contributed to a partnership in exchange for a partnership interest, such as our contribution of the proceeds of any offering to our operating partnership for in exchange for common or preferred units, similar rules apply to ensure that the existing partners in the partnership are charged with, or benefit from, respectively, the unrealized gain or unrealized loss associated with the partnership's existing properties at the time of the cash contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). In the case of a contribution of cash, a book-tax difference may be created because the fair market value of the properties of the partnership on the date of the cash contribution may be higher or lower than the partnership's adjusted tax basis in those properties. Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference.

        The contribution of the cash proceeds of our IPO to our operating partnership created a book-tax difference, and our contribution of the proceeds of any future offering to our operating partnership may also create a book-tax difference. Furthermore, our operating partnership may admit partners in the future in exchange for a contribution of appreciated or depreciated property, resulting in book-tax differences and our operating partnership succeeded to the book-tax differences with respect to properties contributed to our predecessor. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, our operating partnership's existing tax basis in our initial properties at the time we contribute the cash proceeds of this offering and the carryover basis in the hands of our operating partnership of properties contributed in the future could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of the contribution of cash or property. We have not yet decided what method will be used to account for book-tax differences caused by the contribution of the cash proceeds of our stock offerings to our operating partnership or the future acquisition of properties by our operating partnership.

        Basis in Partnership Interest.    Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

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  the amount of cash and the basis of any other property contributed by us to our operating partnership;

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  increased by our allocable share of our operating partnership's income and our allocable share of indebtedness of our operating partnership; and

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  reduced, but not below zero, by our allocable share of our operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

        If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

        Depreciation Deductions Available to Our Operating Partnership.    Our operating partnership's tax basis in our initial properties was generally not be affected by the formation transactions and our IPO. However, if the IRS successfully contends that the payment of certain accrued and unpaid priority returns on our predecessor's Class A and Class A-1 membership interests in connection with the formation transactions is recharacterized as a "disguised sale" for federal income tax purposes, our basis in our operating partnership's assets may be adjusted to account for the difference between the deemed purchase price of the interests we are treated as having acquired in the "disguised sale" and the proportionate share of our operating partnership's basis in the assets that is attributable to such interests. Such adjustments will only impact tax allocations made to us. To the extent that our operating partnership acquires hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership's initial basis in hotels acquired in exchange for units in our operating partnership should be the same as the transferor's basis in such hotels on the date of acquisition by our operating partnership. Although the law is not entirely clear, our operating partnership generally will depreciate such depreciable hotel property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our operating partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions that are attributable either to (i) properties held by our operating partnership at the time we contributed the cash proceeds of our IPO to our operating partnership in exchange for common units (except to the extent of the portion of the properties attributable to membership interests in our predecessor that we are treated as having acquired with the cash proceeds of our IPO) or (ii) properties contributed to our operating partnership in the future in exchange for common units. Those special allocations could result in our receiving a disproportionate share of such deductions.

Sale of a Partnership's Property

        Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution, subject to certain adjustments. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership. Similar allocation rules apply with respect to the built-in gain attributable to the difference between the fair market value of our hotel properties at the closing of our IPO and our predecessor's adjusted tax basis in those properties.

        Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "—Gross Income Tests." We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. On December 17, 2010, President Obama signed into law the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, preventing an expiration of current federal income tax rates on December 31, 2010 by amending the sunset provisions such that they will take effect on December 31, 2012. The amended sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that currently are in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State, Local and Foreign Taxes

        We and/or you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

PLAN OF DISTRIBUTION

        This prospectus relates to our issuance of up to 10,100,000 shares of our common stock if, and to the extent, holders of 10,100,000 common units issued in our formation transactions elect to tender their common units for redemption and we elect to redeem those units by issuing shares of our common stock.

        We will not receive any cash proceeds from the issuance of our common stock to the redeeming limited partners. However, we will acquire common units from the redeeming limited partners in exchange for the common stock, which will consequently increase our percentage ownership interest in our operating partnership. Registration of the common stock issuable upon redemption of the common units issued in the formation transactions does not necessarily mean that the holders of those common units will tender them for redemption or that we will redeem those common units by issuing shares of our common stock.

        All costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus will be borne by us.

LEGAL MATTERS

        Venable LLP will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered by this prospectus.

EXPERTS

        The consolidated balance sheet of Summit Hotel Properties, Inc. and subsidiaries as of December 31, 2011, and the consolidated balance sheet of Summit Hotel Properties, LLC and subsidiaries (Predecessor) as of December 31, 2010, and the related consolidated statements of operations and changes in equity of Summit Hotel Properties, Inc. and subsidiaries for the period from February 14, 2011 (commencement of operations) through December 31, 2011, the related consolidated statements of operations and changes in equity of Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the period from January 1, 2011 through February 13, 2011 and the year ended December 31, 2010, the related combined statement of cash flows of Summit Hotel Properties, Inc. and subsidiaries and Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the year ended December 31, 2011, and the related consolidated statement of cash flows of Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the year ended December 31, 2010, and the related financial statement schedule III; and the consolidated balance sheet of Summit Hotel OP, LP and subsidiaries as of December 31, 2011, and the consolidated balance sheet of Summit Hotel Properties, LLC and subsidiaries (Predecessor) as of December 31, 2010, and the related consolidated statements of operations and changes in equity of Summit Hotel OP, LP and subsidiaries for the period from February 14, 2011 (commencement of operations) through December 31, 2011, the related consolidated statements of operations and changes in equity of Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the period from January 1, 2011 through February 13, 2011 and the year ended December 31, 2010, the related combined statement of cash flows of Summit Hotel OP, LP and subsidiaries and Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the year ended December 31, 2011, and the related consolidated statement of cash flows of Summit Hotel Properties, LLC and subsidiaries (Predecessor) for the year ended December 31, 2010, and the related financial statement schedule III, have been incorporated by reference in this prospectus, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

        The audited consolidated financial statements of Summit Hotel Properties, LLC as of December 31, 2009 and for the years ended December 31, 2009 and 2008 incorporated by reference in this prospectus have been audited by Eide Bailly LLP, an independent registered public accounting firm, as indicated in their report with respect thereto incorporated by reference in this prospectus. In addition, Eide Bailly LLP also audited Summit Hotel Properties, LLC's internal control over financial reporting as of December 31, 2009 as indicated in their report with respect thereto incorporated by reference in this prospectus. Both reports have been incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

10,100,000 Shares

SUMMIT HOTEL PROPERTIES, INC.

Common Stock

Prospectus

March 1, 2012